EXHIBIT 10.1

THE SECURITY REPRESENTED HEREBY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE OFFERED OR SOLD IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND SUCH STATE SECURITIES LAWS, OR AN EXEMPTION FROM REGISTRATION THEREUNDER.

SENIOR SECURED PROMISSORY NOTE

$26,500,000.00	October 10, 2023

FOR VALUE RECEIVED, and subject to the terms and conditions set forth herein, MARIADB PLC, an Irish public limited company (hereinafter referred to as “Issuer”), hereby unconditionally promises to pay to RP VENTURES LLC, a Delaware limited liability company (and together with its successors and assigns, hereinafter referred to as “Holder”), in the manner hereinafter provided, the aggregate principal sum of TWENTY-SIX MILLION FIVE HUNDRED THOUSAND Dollars ($26,500,000.00) or, if less, the aggregate unpaid principal amount of all advances made from time to time by Holder to Issuer pursuant to and in accordance with this Senior Secured Promissory Note (this “Note”), in immediately available funds and in lawful money of the United States of America, together with interest thereon, all in accordance with the provisions hereinafter specified.

1.            Advances. Advances under this Note may be requested by Issuer in writing by an authorized representative of Issuer upon ten (10) Business Days’ prior notice to Agent and shall specify the amount of such advance. Amounts advanced hereunder and repaid may not be reborrowed without the consent of Agent in its sole discretion. On October 10, 2023 Holder shall advance to Issuer the aggregate principal sum of TWENTY-SIX MILLION FIVE HUNDRED THOUSAND Dollars ($26,500,000.00) attached hereto. As used herein, (i) the term “Advance Date” means each date on which Issuer receives a subsequent advance from Holder and (ii) the term “Loan” means any extension of credit by Holder to Issuer under this Note.

2.            Accrual of Interest. Interest shall accrue and be computed on the principal amount outstanding from time to time under this Note until the same is repaid in full at a rate equal to 10.0% per annum. Interest shall be calculated hereunder on the basis of a 360-day year for the actual number of days elapsed.

3.            Payment of Interest. Issuer shall pay interest on this Note commencing on January 1, 2024, and quarterly thereafter in arrears on the first Business Day of each calendar quarter and on the Maturity Date (as hereafter defined), whichever is earlier, (each an “Interest Payment Date”), to Agent on behalf of Holder. Interest payable on this Note shall be paid on each Interest Payment Date in cash during the continuance of an Event of Default, notwithstanding anything else to the contrary contained in this Note, interest payable on the outstanding principal hereunder and all other Obligations shall bear interest at the then applicable interest rate set forth in Section 2 plus two percent (2%) per annum and such interest shall be payable upon demand.

4.            Fees. As consideration for the agreements and commitments under this Note, on or prior to the date hereof, Issuer shall pay to Agent on behalf of Holder in immediately available funds a fee equal to $132,500.00 (i.e. 0.5% of the aggregate principal amount of this Note), which fee shall be fully earned, due, payable and nonrefundable on the date hereof.

5.            Maturity Date. The entire unpaid principal amount of this Note, together with all accrued unpaid interest, shall be due and payable on the earlier of (i) on January 10, 2024 (the “Maturity Date”), (ii) upon the occurrence of a Change of Control (as defined below), (iii) any EIB Default or, (iii) if earlier, the date on which this Note is declared due and payable pursuant to the terms of this Note, including without limitation as provided in Section 16 of this Note. As used herein, the term “Change of Control” means for any reason whatsoever, (a) Issuer and the other Note Parties and their Subsidiaries shall cease to own, directly or indirectly, 100% of each class of the outstanding Equity Interest of such Note Party’s direct and indirect Subsidiaries, (b) any issuance or sale of any equity interests of Issuer, any of the Note Parties or any of their Subsidiaries by Issuer or any such Subsidiary representing more than 50% of the outstanding Equity Interests of the Issuer or such Subsidiary, (c) the acquisition of beneficial ownership, directly or indirectly, by any Person or “group” (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder), of Equity Interests representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Company, (d) any sale of all or substantially all of the property or assets of the Issuer or any other Note Party or any of their Subsidiaries, or (e) any “change of control” (or any comparable term) in any other financing or equity document of Issuer or any of its Subsidiaries.

6.            Voluntary Prepayments. The principal amount outstanding from time to time under this Note may be prepaid in whole or in part at any time and from time to time solely with the prior written consent of Agent. Any prepayment of principal shall be accompanied by payment of any interest accrued and unpaid through the date of such prepayment. No prepayment of principal of this Note shall extend or postpone the due date of any subsequent payment of principal and interest due hereunder.

7.            Mandatory Prepayments.

7.1.            If Issuer, any Note Party or any Subsidiary thereof disposes, sells or otherwise transfers any of its property or assets outside the ordinary course of business or receives any proceeds from the occurrence of a casualty event, then Issuer shall give written notice to Agent and within one (1) Business Day after the date of such receipt Issuer shall, or shall cause such Note Party or Subsidiary to, pay such proceeds to Agent on behalf of Holder.

7.2.            If Issuer, any Note Party or any Subsidiary thereof incurs any Indebtedness not expressly permitted by this Note to be incurred, then Issuer shall give written notice to Agent and within one (1) Business Day after the date of such receipt Issuer shall, or shall cause such Note Party or Subsidiary to, pay such proceeds to Agent on behalf of Holder.

7.3.            Notwithstanding anything to the contrary, acceptance and application of any mandatory prepayment under this Note shall be subject to the Agent’s prior written approval in its sole discretion.

8.            Manner and Application of Payments. All amounts payable in cash hereunder shall be payable to Agent by wire transfer of immediately available funds and in lawful money of the United States of America without set-off, deduction or counterclaim at such place(s) and in such amounts as Agent may from time to time designate in writing to Issuer. Payments hereunder shall be applied first to interest and then to principal outstanding, in each case, to all of the Notes on a pro rata basis based upon the aggregate outstanding principal amount of all Notes at the time of such payment; provided however that notwithstanding the foregoing if Agent has incurred any cost or expense in connection with Notes Documents, Agent shall have the option of applying any monies received from Issuer to payment of such costs or expenses plus interest thereon before applying any of such monies to any interest or principal then due. The Obligations under each of the Notes shall be pari passu with respect to the other Notes. If any payment of principal or interest under this Note shall be payable on a day other than a Business Day such payment shall be made on the next succeeding Business Day and interest shall be payable at the rate specified in this Note during such extension. The books and records of Agent shall be the best evidence of any amounts at any time owed under this Note (including but not limited to principal, interest and any fees owed hereunder) and shall be conclusive absent manifest error.

9.            Reserved.

10.            Treatment of Note. This Note and any notes subsequently issued in replacement thereof shall rank senior as to the payment of principal and interest with all present and future Indebtedness.

11.            Representations and Warranties. Issuer and each Note Party hereby represents and warrants that:

11.1.            Existence; Authority. Issuer is validly existing as a public limited company under the laws of Ireland and has the power and authority to execute and deliver this Note and the other Notes Documents and has duly executed and delivered this Note and the other Notes Documents. Each Note Party (other than Issuer) is a validly existing corporation or other registered entity under the laws of it jurisdiction of its organization and has the power and authority to execute and deliver this Note and the other Notes Documents and has duly executed and delivered this Note and the other Notes Documents.

11.2.            Enforceability. This Note is the legal, valid and binding obligation of Issuer and each other Note Party, enforceable in accordance with its terms.

11.3.            No Conflict. The execution, delivery and performance of this Note and the borrowing evidenced hereby does not (i) require the consent or approval of any other party (including any governmental or regulatory party), (ii) violate any law, regulation, agreement, order, writ, judgment, injunction, decree, determination or award presently in effect to which Issuer or any Note Party is a party or to which Issuer or any Note Party or any of their assets may be subject, or (iii) conflict with or constitute a breach of, or default under, or require any consent under, or result in the creation of any Lien, charge or encumbrance upon the property or assets of Issuer or any Note Party or any of their Subsidiaries pursuant to any other agreement or instrument (other than any pledge of or security interest granted in any Collateral) to which Issuer or any Note Party is a party or is bound or by which its properties may be bound or affected.

11.4.            Litigation. There are no actions, suits, investigations or proceedings pending or, to the best of each Note Party’s knowledge, threatened at law, in equity, in arbitration or by or before any other authority involving or affecting any Note Party or any of its Subsidiaries that could reasonably be expected to result in a material adverse effect on the financial condition of any Note Party or any of their Subsidiaries.

11.5.            Judgments. There are currently no judgments entered against Issuer, any other Note Party or any of their Subsidiaries and each of Issuer, Note Parties, and their Subsidiaries is not in default with respect to any judgment, writ, injunction, order, decree or consent of any court or other judicial authority, which default could reasonably be expected to result in material adverse effect on the financial condition of Issuer, any other Note Party or any of its Subsidiaries.

11.6.            Use of Proceeds. The proceeds of this Note shall be used solely (i) to pay all amounts owed under the EIB Debt, (ii) to pay on the Closing Date the out-of-pocket expenses of the Holder and Runa incurred in connection with this Note, including the amounts indicated on the flow of funds attached hereto as Exhibit A, and (iii) for working capital as approved by the board of directors of Issuer.

11.7.            Indebtedness. Issuer, Note Parties, and their Subsidiaries do not have any outstanding Indebtedness, other than (i) all Obligations, including without limitation under this Note and the other Notes and (ii) the EIB Debt.

11.8.            Liens. There are no security interests, Liens or other encumbrances on any assets of Issuer or any of its Subsidiaries, other than Liens in favor of Agent.

11.9.            Financial Condition. The audited consolidated financial statements of Issuer, relating to the fiscal year ended September 30, 2022, and (ii) the unaudited consolidated financial statements of Issuer relating to each of the fiscal quarters ended December 31, 2022, March 31, 2023 and June 30, 2023, respectively, copies of each of which have been delivered to Agent prior to the Closing Date, were prepared in accordance with GAAP (subject, in the case of such unaudited statements, to the absence of footnotes and to normal year-end adjustments) and present fairly in all material respects the consolidated financial condition of such Persons as at such dates and the results of their operations for the periods then ended.

11.10.            Ownership of Properties. The Issuer, each other Note Party, and each Subsidiary of each Note Party owns good and, in the case of owned real property (if any), marketable title to all of its material properties and assets, real and personal, tangible and intangible, of any nature whatsoever (including intellectual property rights), free and clear of all Liens, charges and claims, except Liens in favor Agent. As of the Closing Date, no Note Party nor any Subsidiary of any Note Party owns any real property.

11.11.            Capitalization of Subsidiaries. All issued and outstanding Equity Interests of the Note Parties (other than Issuer) and all Subsidiaries of the Note Parties are duly authorized and validly issued, and in the case of corporations, fully paid and non-assessable, and in all cases free and clear of all Liens other than those in favor of Agent, and such securities were issued in compliance with all applicable state and federal laws concerning the issuance of securities. As of the Closing Date, there are no pre-emptive or other outstanding rights, options, warrants, conversion rights or other similar agreements or understandings for the purchase or acquisition of any equity interests of Issuer, any other Note Party or any Subsidiary of any Note Party.

11.12.            Investment Company Act. Neither the Issuer, any other Note Party, nor any Subsidiary of any Note Party is an “investment company” or a company “controlled” by an “investment company” or a “subsidiary” of an “investment company”, within the meaning of, and required to be registered under, the Investment Company Act of 1940.

11.13.            Taxes. The Issuer, each other Note Party, and each Subsidiary of each Note Party has filed all federal, state and provincial income tax returns and all other material tax returns and reports required by law to have been filed by it and has paid all federal, state and provincial income Taxes and all other Taxes and governmental charges thereby shown to be or otherwise owing, except any such Taxes or charges which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves have been established and maintained by the Issuer, each other Note Party, and each Subsidiary of each Note Party’s financial statements in accordance with GAAP. There is no material proposed Tax assessment against the Issuer, each other Note Party, or any Subsidiary of each Note Party. No Lien in respect of Taxes has been filed against any assets of the Issuer, each other Note Party, and each Subsidiary of each Note Party.

11.14.            No Default. Other than the EIB Debt, which will be repaid with the proceeds of the Note, no Event of Default or Default exists or would result from the incurrence by any Note Party of any Indebtedness hereunder or under any other Notes Document.

11.15.            Margin Stock. Neither the Issuer, any other Note Party, nor any Subsidiary of any Note Party is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock. No portion of the Obligations is secured directly or indirectly by Margin Stock.

11.16.            Insurance. The Issuer, each other Note Party, and each Subsidiary of each Note Party and their respective properties are insured with financially sound and reputable insurance companies which are not Affiliates of the Issuer, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Issuer, such other Note Party, or such Subsidiary of a Note Party operates.

11.17.            Information. All information (other than forward-looking information, pro forma financial statements, projections and information of a general economic or industry-specific nature) heretofore or contemporaneously herewith furnished in writing by the Issuer or any other Note Party or any Subsidiary of any Note Party to Agent, Holder or Runa for purposes of or in connection with this Note and the transactions contemplated hereby is, and all written information (other than projections or statements of a forward-looking nature) hereafter furnished by or on behalf of the Issuer, any Note Party or any Subsidiary of any Note Party to Agent, Holder or Runa pursuant hereto or in connection herewith will be, when taken as a whole and after giving effect to modifications, amendments and supplements thereto, true and accurate in all material respects on the date as of which such information is dated or certified, and none of such information is or will be, when taken as a whole and after giving effect to modifications, amendments and supplements thereto, incomplete by omitting to state any material fact necessary to make such information not materially misleading, taken as a whole, in light of the circumstances under which made, in each case on the date as of which such information is dated or certified.

11.18.            Intellectual Property. The Issuer, each other Note Party and each Subsidiary of each Note Party owns and possesses or has a license or other right to use all software, patents, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights, trade secrets, and copyrights as are necessary for the conduct of the business of the Issuer, the other Note Parties and their Subsidiaries, without any infringement upon rights of others.

11.19.            Restrictive Provisions. Neither the Issuer nor any other Note Party nor any of their Subsidiaries is a party to any agreement or contract or subject to any restriction contained in its operative documents that would restrict the execution, delivery and performance of the Notes Documents or could reasonably be expected to result in a Material Adverse Effect.

11.20.            Status of Obligations as Senior Indebtedness. All Obligations constitute senior Indebtedness. Each Note Party acknowledges that Agent and each Note Holder is entering into each Note in reliance upon this Section 11.20.

11.21.            Foreign Assets Control Regulations and Anti-Money Laundering.

11.21.1.            Each Note Party is and will remain in compliance in all material respects with all United States economic sanctions laws, executive orders and implementing regulations as promulgated by the United States Treasury Department’s Office of Foreign Assets Control (“OFAC”), and all applicable anti-money laundering and counter-terrorism financing provisions of the Bank Secrecy Act (P.L. 91-508, 84 Stat. 1118 (1970)) (the “BSA”) and all regulations issued pursuant to it. No Note Party or Person directly or indirectly controlling a Note Party (i) is a Person designated by the United States government on the list of the Specially Designated Nationals and Blocked Persons (the “SDN List”) with which a United States Person cannot deal with or otherwise engage in business transactions, (ii) is a Person who is otherwise the target of United States economic sanctions laws such that a United States Person cannot deal or otherwise engage in business transactions with such Person, or (iii) is controlled by (including by virtue of such person being a director or owning voting shares or interests), or acts, directly or indirectly, for or on behalf of, any person or entity on the SDN List or a foreign government that is the target of United States economic sanctions prohibitions such that the entry into, or performance under, this Note or any other Note Document would be prohibited under United States law.

11.21.2.            The Note Parties are in compliance, in all material respects, with the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”). No part of the proceeds of the Loans will be used, directly or indirectly, in violation of the Patriot Act, OFAC or other anti-terrorism laws or for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended, or any other similar anti-corruption laws.

11.22.            Compliance with Laws. Each Note Party and each Subsidiary of each Note Party is in compliance, in all material respects, with, and is conducting and has conducted its respective business and operations in compliance with the requirements of all applicable laws, rules, regulations, decrees, orders, judgments, licenses and permits.

11.23.            Public Company Compliance.

11.23.1.            Since October 24, 2022, the Issuer has filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the Securities Exchange Act of 1934 Act, as amended (the “1934 Act”) and all documents filed under the Securities Act of 1933, as amended (the “1933 Act”) (all of the foregoing filed prior to the date this representation is made (including all exhibits included therein and financial statements and schedules thereto and documents incorporated by reference therein) being hereinafter referred to as the “SEC Documents”). The Issuer has made available to Agent or its representatives, or filed and made publicly available on the SEC’s Electronic Data Gathering, Analysis, and Retrieval system (or successor thereto) (“EDGAR”) true and complete copies of the SEC Documents. Each of the SEC Documents was filed with the SEC within the time frames prescribed by the SEC for the filing of such SEC Documents such that each filing was timely filed with the SEC. As of their respective dates, the SEC Documents complied in all material respects with the requirements of the 1934 Act and the 1933 Act and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Documents. None of the SEC Documents, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Since the filing of the SEC Documents, no event has occurred that would require an amendment or supplement to any of the SEC Documents and as to which such amendment has not been filed and made publicly available on the SEC’s EDGAR system. The Issuer has not received any written comments from the SEC staff that have not been resolved to the satisfaction of the SEC staff.

11.23.2.            The Issuer is in all material respects in compliance with applicable provisions of the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations thereunder (collectively, “Sarbanes-Oxley”).

11.23.3.            Since October 24, 2022, neither the Issuer nor any director, officer or employee, of the Issuer, has received or otherwise obtained any material written or oral complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Issuer or its internal accounting controls, including any complaint, allegation, assertion or claim that the Issuer has engaged in illegal and/or improper accounting or auditing practices. Since October 24, 2022, there have been no internal or SEC investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, principal financial officer, the Issuer Board or any committee thereof. All correspondence received from the SEC from or provided to the SEC by the Issuer or its representatives has been provided to the Agent.

11.24.            Brokers. The execution, delivery or performance of the Notes shall not result in any obligations to any investment bankers, brokers or similar advisors other than as consented to by Agent in writing in its sole discretion.

As of any Advance Date, each Note Party represents and warrants to Agent and Holder that: (i) no Default (as defined below) or Event of Default (as defined below) has occurred and is continuing as of such date; and (ii) each Note Party’s representations and warranties in the Notes Documents are true and correct as of such date as though made on such date (except to the extent that any such representations and warranties relate to a specific date, in which case, such representations and warranties shall be true and correct as of such specific date).

12.            Affirmative Covenants.

12.1.            Maintenance of Existence. Each Note Party shall, and shall cause each of its direct and indirect Subsidiaries to, preserve, renew and maintain in full force and effect its corporate or organizational existence and take all reasonable action to maintain all rights and privileges necessary or desirable in the ordinary course of business.

12.2.            Notices of Defaults and Other Events.

12.2.1.            As soon as possible and in any event within one (1) Business Day after any Note Party becomes aware of a default or event of default under any Indebtedness of a Note Party, including but not limited to a Default or Event of Default under this Note and any EIB Default, Issuer shall notify Agent in writing of the nature and extent of such default or event of default and the action, if any, any Note Party has taken or proposes to take with respect to such default or event of default.

12.2.2.            As soon as possible and in any event within one (1) Business Day after any Note Party becomes aware of any litigation, arbitration or governmental investigation or proceeding which has been instituted or threatened against Issuer, any Note Party or any Subsidiary thereof or to which any of the properties of any of the foregoing is subject to and any developments with respect to the foregoing.

12.3.            Financial Reporting. Issuer shall furnish, or cause to be furnished, to Agent, as soon as available:

12.3.1.            After the end of each fiscal year (but, in any event, no later than one hundred twenty (120) days thereafter), annual audited financial statements for Issuer, Note Parties, and their Subsidiaries on a consolidated basis for such fiscal year and as of such fiscal year-end, such statements to include consolidated balance sheets, income statements and statements of sources and applications of cash flow for the fiscal year then ended, all in reasonable detail and stating in comparative form the corresponding figures for the preceding fiscal year and as of the preceding fiscal year-end, which financial statements shall have been audited by an independent certified public accountant reasonably satisfactory to Agent, and shall be accompanied by a certificate of such accountant to the effect that such statements are made without qualification and present fairly the consolidated financial condition and results of operations of Issuer, Note Parties, and their Subsidiaries for such year and were prepared in accordance with GAAP, consistently applied.

12.3.2.            On or before October 18, 2023, a 13-week operating budget for Issuer and the other Note Parties and their Subsidiaries (the “Cash Flow Projection”) in form and substance acceptable to Agent.

12.3.3.            On or before October 18, 2023, and on each Wednesday of each calendar week thereafter, an updated Cash Flow Projection (on a rolling 13-week basis) in form and substance acceptable to Agent.

12.3.4.            On or before end of business on Wednesday of each calendar week commencing on October 25, 2023: a weekly cash flow comparison that compares the Note Parties’ actual receipts and expenses for the prior week to the Cash Flow Projection with respect to such week and detailed information relating to Liquidity, cumulative disbursements, minimum collections, and other matters for the prior week.

12.3.5.            After the end of each calendar month (but, in any event, no later than thirty (30) days thereafter), monthly unaudited financial statements for Issuer, Note Parties, and their Subsidiaries on a consolidated basis for such month, such statements to include consolidated balance sheets, income statements and statements of sources and applications of cash flow for the calendar month then ended, all in reasonable detail and stating in comparative form the corresponding figures for the preceding calendar month and comparative portion of the previous fiscal year.

12.3.6.            On or before November 15, 2023, an updated business plan/budget for Issuer and the other Note Parties for 2023.

12.3.7.            On or before December 15, 2023, an updated business plan/budget for Issuer and the other Note Parties for 2024 and 2025.

12.3.8.            Contemporaneously with the delivery of each of the foregoing a compliance certificate in the form provided by Agent, certified on behalf of Issuer by a Responsible Officer of Issuer in each case in form and substance acceptable to Agent.

12.3.9.            Other periodic reports as Agent may request from time to time regarding efforts by Issuer and the other Note Parties to improve revenue cycle management processes and procedures, accounting and finance, information systems and other matters.

12.3.10.            Any financial reporting or other information provided to any other holder of Indebtedness or Equity Interests of Issuer or any Note Party, including without limitation the holder of the EIB Debt, contemporaneously to Agent.

12.4.            Cash Management. Issuer, the other Note Parties and their Subsidiaries shall maintain in such Person’s name a deposit account at a bank acceptable to Agent in its sole discretion and identified by Agent and Issuer (the “Deposit Account”). The Note Parties shall use their Deposit Accounts as such Note Party’s only operating account, including depositing all funds from collection of receivables into the Deposit Account.

12.5.            Exclusivity & Continued Cooperation.

12.5.1.            Until January 10 2024 (the “Exclusivity Date”), without Agent’s prior written consent (in its sole discretion), each of the Note Parties shall not, and shall cause its Related Parties (as defined below) not to, directly or indirectly, (a) initiate, solicit, facilitate, encourage, discuss, negotiate, respond to or participate in any discussions or negotiations in connection with, or accept any proposal, inquiry, offer or other effort (whether initiated by them or otherwise) to or from any person or persons (other than Holder or Runa) with respect to, or that could reasonably be expected to lead to, (i) any inquiry, proposal or offer with respect to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, spin-off, share exchange, business combination, purchase, loan, notes issuance, issuance of other Indebtedness or other financing or similar transaction involving the Issuer, the Note Parties or any of their Subsidiaries or (ii) any acquisition by any person or group (as defined in or under Section 13 of the Exchange Act of 1934) or proposal or offer, which, in the case of each of clauses (i) (other than with respect to any loan, notes issuance, issuance of other Indebtedness or other financing or similar transaction) and (ii), if consummated would result in any person or group (as defined in or under Section 13 of the Securities Exchange Act of 1934) becoming the beneficial owner, directly or indirectly, in one or a series of related transactions, of 2% or more of any class of Equity Interests of the Issuer, any Note Party or any of their Subsidiaries, 2% or more of the voting power of the Issuer, any Note Party or any of their Subsidiaries, or 2% or more of the consolidated net income, consolidated net revenue or consolidated total assets (including Equity Interests of its Subsidiaries) of the Issuer, the Note Parties and their Subsidiaries (in each case other than any transaction with Holder and its Affiliates), whether in one transaction or a series of transactions, directly or indirectly, by operation of law or otherwise, each a “Potential Proposal”), (b) provide any information or afford access to the assets, properties, books, records or Related Party of the Issuer, any Note Party or any of its Affiliates to any third party in connection with a Potential Proposal (including, but not limited to (i) the use of a physical or online data room and (ii) any connection or affiliation between any of the directors and executive officers of Issuer and such counterparties) and, in each case provide regular updates with respect to such Potential Proposal, (c) waive or amend any standstill provision that any third party has entered into with the Issuer or any Note Party or their Subsidiaries, with respect to a Potential Proposal, or (d) approve, authorize, recommend, enter into or make any public statement regarding, any contract, agreement, arrangement or understanding (whether oral or written), term sheet, letter of intent or similar instrument with any third party (i) requiring or which would reasonably be expected to require the Issuer or any Note Party or any of their Subsidiaries to delay, abandon, terminate or fail to consummate a strategic transaction with Holder and its Affiliates or (ii) concerning or relating to any Potential Proposal unless, and solely to the extent, required by law or regulatory authorities and prior written notice of this requirement is provided to Holder, with Holder having the opportunity to minimize such disclosure.

12.5.2.            The Issuer, the Note Parties and their Subsidiaries shall, and shall cause their Related Parties to, immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any third party conducted on or prior to the date hereof in connection with any Potential Proposal and terminate access to any non-public information of the Issuer, any Note Party and their affiliates and Subsidiaries immediately, including, for the avoidance of doubt, terminating access to any physical or online data room.

12.5.3.            In the event the Issuer, any Note Party or any of their Subsidiaries or Related Parties receives a Potential Proposal from any third party during the Exclusivity Period, the Issuer and Note Parties and their Subsidiaries, shall inform such third party that it is contractually prohibited from engaging in discussions with, or otherwise responding to, such third party in response thereto and will promptly (in any event, within 24 hours) provide Holder with notice thereof. The Issuer and each Note Party hereby represents and warrants that neither it, nor its Related Persons, are currently bound by any other agreement relating to a Potential Proposal and that the execution of this Note and the Note Documents does not and will not violate any agreement by which any such Person is bound or to which any of their respective assets are subject.

12.5.4.            On the Closing Date, Issuer and the Note Parties shall disclose to the New Board Members all existing Potential Proposals and all Potential Proposals made to the Issuer, the Note Parties or their Subsidiaries in the twelve (12) months prior to the Closing Date, including without limitation all alternative equity and financing proposals and any relationships or other connections between directors and executive officers of the Issuer and stockholders of the Issuer holding 5% or more of the ordinary shares of the Issuer, on one hand, and any other party to such Potential Proposals, on the other hand..

12.5.5.            Reserved.

12.5.6.            The agreements in this Section 12.5 shall survive termination, satisfaction, repayment or discharge of the Notes and all related Obligations.

12.6.            Use of Proceeds. Issuer and the Note Parties shall use the proceeds of the Loans only as provided in Section 11.6.

12.7.            Restructuring.

12.7.1.            Appointment of Chief Restructuring Officer. Within five (5) Business Days after the Closing Date (or such later date as Agent may agree in its sole discretion), Issuer and the other Note Parties and their Subsidiaries shall retain, and thereafter shall continue to retain, a Chief Restructuring Officer (“CRO”) satisfactory to Agent in its sole discretion, on terms and conditions and with a scope of services acceptable to Agent in its sole discretion, including without limitation access to all financial and other information of the Note Parties and their Subsidiaries. Each Note Party’s officers and all other executive management members shall inform CRO of any actions or decisions taken or to be taken, including without limitation any proposals to be made or discussed with the board of directors of any Note Party or their Subsidiaries. The CRO shall report directly to the New Board Members and the foregoing shall be entitled to fully communicate with each other with respect to the Issuer, the Note Parties and their Subsidiaries. All costs relating to the CRO shall be paid by the Note Parties.

12.7.2.            Board Matters.

12.7.2.1.            On or prior to the Closing Date (or such later date as Agent may agree in its sole discretion), Issuer and each Note Party and their Subsidiaries, shall appoint two individuals selected by Agent (the “New Board Members”) to (a) its board of directors or similar governing body and (b) to the extent requested by Agent, any committee or subcommittee of any board of directors or similar governing body. If any New Board Member resigns, is removed, is replaced, becomes incompetent or such board seat becomes vacant for any reason, Agent may propose replacement individuals to be the New Board Members. For the avoidance of doubt the Agent may remove or replace any New Board Member in its sole discretion and Issuer shall immediately procure that any replacement board members be appointed to the board of directors of Issuer as soon as practicable.

12.7.2.2.            On or prior to the Closing Date, Harold R. Berenson, Alexander B. Suh, Christine A. Russell and Dr. Theodore Wang shall have resigned, or the Issuer shall have caused such resignation or removal, as directors of the Issuer. The Issuer shall not fill any vacancy of the Board of Directors of Issuer without the consent of Agent.

12.7.2.3.            On or prior to the Closing Date, (a) the Issuer shall cause the size of the Board of Directors of Issuer to be reduced to and set at four (4) members, (b) the size of the Board of Directors of Issuer shall remain at four (4) members and (c) the Board of Directors of Issuer shall consist initially of the New Board Members, Juergen Ingels, and Paul O’Brien.

12.7.3.            Survival. The agreements in this Section 12.7 shall survive termination, satisfaction, repayment or discharge of the Notes and all related Obligations.

12.8.            Books; Records; Inspections. Issuer and each Note Party and their Subsidiaries shall:

12.8.1.            Keep, and cause each Note Party to keep, its books and records in accordance with sound business practices sufficient to allow the preparation of financial statements in accordance with GAAP;

12.8.2.            Provide Agent and its advisors with full and complete access to all financial, corporate and other information of Note Parties, and cooperate, and cause all agents and advisors to Note Parties to cooperate with Agent and its advisors in respect of any request made pursuant to the Notes Documents, including without limitation monitoring Note Parties’ compliance with the Notes Documents, excluding however, materials protected by attorney-client privilege (which may be inspected by the New Board Members); and

12.8.3.            Permit, and cause each other Note Party to permit, at any reasonable time during normal business hours, Agent, any Note Holder or any representative thereof to (i) visit any or all of its offices, to discuss its financial matters with its officers, its independent auditors (and each Note Party hereby authorizes such independent auditors to discuss such financial matters with any Agent, any Note Holder or any representative thereof), (ii) inspect the properties and operations of Note Parties, (iii) perform appraisals of the property and business of Issuer or such Note Party and (iv) inspect, examine, audit, check and make copies of and extracts from the books, records, computer data, computer programs, journals, orders, receipts, correspondence and other data relating to any Collateral. Notwithstanding the foregoing, Agent’s inspection rights shall not apply to any materials that are subject to attorney-client privilege. All such visits, inspections, examinations, appraisals or audits by Agent shall be at the Note Parties’ expense.

12.9.            Maintenance of Properties. Issuer shall, and shall cause each other Note Party and each Subsidiary of each Note Party to keep, all property useful and necessary in the business of the Issuer, such other Note Party and such Subsidiary of a Note Party in good working order and condition, ordinary wear and tear excepted.

12.10.            Collateral and Guaranty. (a) Issuer shall cause each direct or indirect Subsidiary of Issuer to guaranty the Obligations and (b) Issuer shall, and shall cause each direct or indirect Subsidiary of Issuer, to grant a security interest to Agent in all of such Person’s property and assets as provided in the Guarantee and Collateral Agreement, and, in each case, in such other guaranty and collateral documentation as Agent may request from time to time in its sole discretion.

12.11.            Further Assurances. Issuer shall, and shall cause each of its direct and indirect Subsidiaries to, execute, acknowledge and deliver, or cause to be executed, acknowledged or delivered, any and all such further assurances and other agreements or instruments, and take or cause to be taken all such other action, as shall be reasonably necessary or desirable from time to time to give full effect to the Note and the Obligations hereunder and the other Note Documents.

12.12.            Public Company Compliance. From the date of this Note until the termination of this Note (the period ending on such latest date, the “Reporting Period”), the Issuer shall timely file all reports required to be filed with the SEC pursuant to the 1934 Act, and the Issuer shall not terminate the registration of its ordinary shares under the 1934 Act or otherwise terminate its status as an issuer required to file reports under the 1934 Act, even if the securities laws would otherwise permit any such termination. The Issuer hereby agrees that, during the Reporting Period, the Issuer shall send to Agent copies of any notices and other information made available or given to the shareholders of the Issuer generally, contemporaneously with the Issuer’s making available or giving such notices and other information to the shareholders (unless otherwise available on EDGAR). During the Reporting Period, all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the 1934 Act or the 1933 Act, shall comply in all material respects with the requirements of the 1934 Act and the 1933 Act and the rules and regulations of the SEC promulgated thereunder, and none of such documents, at the time they will be filed with the SEC, shall contain any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Prior to filing any document with the SEC, the Issuer shall provide the Agent and its counsel a reasonable opportunity to review and comment on any documents (including correspondence) filed or furnished to the SEC, including all amendments and supplements thereto, and Agent and its representatives shall be provided a reasonable opportunity to review and comment on such documents. Promptly upon receipt, the Issuer shall provide to Agent copies of all correspondence that it receives from, and will summarize all communications that it has with, the SEC, and Agent shall be entitled to review and comment on any correspondence (or communications) of the Issuer or its representatives to the SEC prior to their occurrence.

12.13.            Payment of Taxes. Issuer shall, and shall cause each other Note Party and each Subsidiary of each Note Party to pay, discharge or otherwise satisfy as the same shall become due and payable in the normal conduct of its business, all its obligations and liabilities in respect of Taxes and similar claims imposed upon it or upon its income or profits or in respect of its property, except to the extent any such Tax is being contested in good faith and by appropriate proceedings and with respect to which appropriate reserves have been established and maintained in accordance with GAAP.

Withholding. Any and all payments by or on account of any obligation of the Issuer, each other Note Party and each Subsidiary of each Note Party under this Note shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law requires the deduction or withholding of any Tax from any such payment by the Issuer, each other Note Party, each Subsidiary of each Note Party or the Agent, then such party shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant taxing authority in accordance with applicable law, and the sum payable by the Issuer, each other Note Party and each Subsidiary of each Note Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 12.14) the Holder receives an amount equal to the sum it would have received had no such deduction or withholding been made.

13.            Negative Covenants. Issuer and the other Note Parties shall note, and shall cause each of its direct and indirect Subsidiaries not to:

13.1.            Indebtedness. Create, incur, assume or permit to exist any Indebtedness, other than the EIB Debt and the Obligations.

13.2.            Liens. Create, incur, assume or permit to exist any Liens on the assets of Issuer, the Note Parties or their Subsidiaries other than Liens in favor of Agent.

13.3.            Restricted Payments. Declare or pay (i) any dividend or distribution on account of any Equity Interests of Issuer, the Note Parties or any of their Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests or on account of any return of capital to any of Issuer’s stockholders (or the equivalent person thereof), (ii) any management fee or similar fee to a holder of Equity Interests of Issuer and the Note Parties or any Subsidiary thereof or any of their Affiliates, and (c) any payment or prepayment of interest on, principal of, premium, if any, fees, redemption, conversion, exchange, purchase, retirement, defeasance, sinking fund or similar payment with respect to, any Indebtedness (other than the EIB Debt).

13.4.            Fundamental Changes. Be a party to any merger, consolidation, division or other fundamental change.

13.5.            Asset Sales. Sell, transfer, dispose of, convey or lease any of its assets or Equity Interests, or sell or assign with or without recourse any receivables, except for sales of inventory, equipment or non-exclusive licenses of software, in each case, in the ordinary course of business.

13.6.            Modification of Organizational Documents and Indebtedness. Permit (a) the organizational documents of Issuer, any other Note Party or any of their Subsidiaries to be amended or modified in any way which could adversely affect the interests of Agent or any Note Holder and (b) any Indebtedness of Issuer, any other Note Party or any of their Subsidiaries to be amended or modified in any way which could adversely affect the interests of Agent or any Note Holder.

13.7.            Transactions with Affiliates. Engage into, or cause, suffer or permit to exist any transaction, arrangement or contract with any of its Affiliates (including, without limitation, any officer or director of the Issuer or any of its Subsidiaries or any Affiliate thereof), except (i) transactions, arrangements and contracts solely among the Note Parties and (ii) employment arrangements between the Issuer and its Subsidiaries and their respective directors, officers, employees, members of management or consultants in the ordinary course of business and in existence on the Closing Date.

13.8.            Business Activities. Engage in any line of business other than the businesses engaged in on the Closing Date or activities reasonably related thereto.

13.9.            Changes in Accounting, Name and Jurisdiction of Organization. (i) Make any significant change in accounting treatment or reporting practices, except as required by GAAP, (ii) change the fiscal year or method for determining fiscal quarters of any Note Party or of any Subsidiary of any Note Party, in the case of clauses (i) and (ii), without Agent’s prior written consent, (iii) change its name as it appears in official filings in its jurisdiction of organization or (iv) change its jurisdiction of organization, and in the case of clauses (iii) and (iv), without at least thirty (30) days’ (or such shorter period as Agent may permit in its sole discretion) prior written notice to Agent.

13.10.            Bank Accounts. Maintain or establish any new bank accounts other than the bank accounts set existing on the Closing Date without prior written notice to Agent and Holder and unless Agent, Issuer or such other applicable Note Party and the bank or other financial institution at which the account is opened enter into a Control Agreement regarding such bank account prior to or concurrently with the opening of such new bank account. The Note Parties shall cause a Control Agreement to be executed within five (5) days of the Closing Date (or such longer date as Agent may agree in its sole discretion) with respect to the Deposit Account and each other deposit, securities or commodities account of the Note Parties. The Note Parties and their Subsidiaries shall not open any deposit, securities or commodities account with the prior written consent of the Agent in its sole discretion.

13.11.            Subsidiaries. Establish or acquire any Subsidiary.

13.12.            OFAC; Patriot Act. Fail to comply in any material respect with the laws, regulations and executive orders referred to in Section 11.21.

13.13.            Inconsistent Agreements.

13.13.1.            Directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual restriction or encumbrance of any kind on the ability of any Note Party or Subsidiary to pay dividends or make any other distribution on any of such Note Party’s or such Subsidiary’s stock or to pay fees or make other payments and distributions to Issuer, any other Note Party or any Subsidiary of a Note Party, except by reason of (i) the Notes Documents or (ii) negative pledges and restrictions on Liens in favor of the holder of the EIB Debt as in existence on the Closing Date.

13.13.2.            Directly or indirectly, enter into, assume or become subject to any contractual obligation prohibiting or otherwise restricting the existence of any Lien upon any of its assets in favor of Agent, whether now owned or hereafter acquired except in connection with any document or instrument relating to the EIB Debt, in each case, as in existence on the Closing Date.

13.14.            Conduct of Business. Without Agent’s prior written consent (a) enter into any transaction other than those in the ordinary course of such Note Party or Subsidiary’s existing business, consistent with its past practices; (b) make any disbursements or other payments to any Person (other than Agent, the Note Holders and the holders of EIB Debt), in one or a series of transactions, or incur any obligation, in excess of $50,000; or (c) issue any Equity Interests to any Person; provided however, that notwithstanding anything to the contrary in this Note or any of the Note Documents, the Issuer will obtain directors and officers insurance in an amount not to exceed the most recent annual premium, for its directors and officers.

14.            Financial Covenants.

14.1.            Minimum Liquidity. The Note Parties' aggregate Liquidity at any time shall not be less than an amount to be agreed after the Closing Date by Issuer (as determined by its board of directors) and Agent.

14.2.            Cumulative Disbursements. The aggregate cumulative disbursements by the Note Parties for each consecutive four-week period set forth in the Cash Flow Projection most recently provided pursuant to Section 12.3 (which period, for the avoidance of doubt, shall include weeks prior to the Closing Date, as applicable) shall not exceed an amount that is 115% of the aggregate cumulative disbursement amount budgeted for such time period in such Cash Flow Projection.

14.3.            Minimum Collections. The aggregate cumulative collections by the Note Parties for each consecutive four-week period set forth in the Cash Flow Projection most recently provided pursuant to Section 12.3 (which period, for the avoidance of doubt, shall include weeks prior to the Effective Date, as applicable) shall not be less than 80% of the amount of the aggregate cumulative collections budgeted for such time period in such Cash Flow Projection.

15.            Events of Default. Each of the following acts, events or circumstances shall constitute an Event of Default (each an “Event of Default”) hereunder:

15.1.            Non-Payment. Issuer or any Note Party shall default in the payment when due of any principal, interest or other amounts owing hereunder or under any other Notes Document.

15.2.            Insolvency. (a) Issuer or any of its Subsidiaries shall (i) commence a voluntary case concerning itself under any bankruptcy, insolvency or similar laws or statutes (including Title 11 of the United States Code, as amended, supplemented or replaced) (collectively, the “Bankruptcy Code”); or (ii) an involuntary case is commenced against Issuer or any of its Subsidiaries and is not dismissed within ninety (90) days; or (b)(i) a custodian (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or substantially all of the property of Issuer or any of its Subsidiaries or (ii) Issuer or any of its Subsidiaries commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to Issuer or any of its Subsidiaries or there is commenced against Issuer or any of its Subsidiaries any such proceeding; or (c) any order of relief or other order approving any such case or proceeding is entered; or (d) Issuer or any of its Subsidiaries is adjudicated insolvent or bankrupt; or (e) Issuer or any of its Subsidiaries makes a general assignment for the benefit of creditors; or (f) Issuer or any of its Subsidiaries shall call a meeting of its creditors with a view to arranging a composition or adjustment of its debts; or (h) Issuer or any of its Subsidiaries shall by any act or failure to act consent to, approve of or acquiesce in any of the foregoing or (i) is unable or admits inability to pay its debts as they fall due or is deemed to, or is declared to, be unable to pay its debts under applicable law.

15.3.            Dissolution. Issuer, the Note Parties or any of its Subsidiaries shall dissolve or for any reason cease to be in existence.

15.4.            Representations; Warranties. Any representation or warranty made or that is deemed made by any Note Party shall have been false or misleading in any material respect on the date as of which such representation or warranty was made or deemed made.

15.5.            Non-Compliance with Notes Documents. Any Note Party shall fail to perform or observe any agreement, covenant or obligation arising under any of any Notes Document.

15.6.            Change of Control. A Change of Control shall occur, or a change of control shall occur under the terms of the EIB Loan Agreement or any other Indebtedness of Issuer, the Note Parties and their Subsidiaries, if any;

15.7.            Judgments. One or more judgments for the payment of money shall be rendered against any Note Party or any of its Subsidiaries and the same shall remain undischarged for a period of thirty (30) consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of Issuer to enforce any such judgment.

15.8.            Cross-Default. Any EIB Default (other than in connection with this Note) or other event of default by Issuer, any Note Party or any of their Subsidiaries under the terms of any Indebtedness of Issuer, any Note Party or any of their Subsidiaries, including without limitation any other Note Document.

15.9.            Invalidity of Note Documents. Any Note Document shall cease to be in full force and effect; or any Note Party or any Subsidiary of any Note Party (or any Person by, through or on behalf of any Note Party or any Subsidiary of any Note Party) shall contest in any manner the validity, binding nature or enforceability of any Note Document.

15.10.            Material Adverse Effect. The occurrence of any Material Adverse Effect.

If an Event of Default, other than an Event of Default described in Section 15.2 occurs, Agent by written notice to Issuer may declare the principal of and accrued interest on this Note to be immediately due and payable. Upon a declaration of acceleration, such principal and interest shall become immediately due and payable. If an Event of Default described in Section 15.2 occurs, the principal of and accrued interest on this Note then outstanding shall become immediately due and payable without any declaration or other act on the part of Agent.

16.            Remedies; Cumulative Rights. In addition to the rights provided under Section 15, Agent and Holder shall also have any other rights that Agent or Holder may have been afforded under any contract or agreement at any time, and any other rights that Agent or Holder may have pursuant to applicable law. No delay on the part of Agent or Holder in the exercise of any power or right under this Note, any Note Document or under any other instrument executed pursuant hereto or thereto shall operate as a waiver thereof, nor shall a single or partial exercise of any power or right preclude other or further exercise thereof or the exercise of any other power or right. No extension of time of the payment of this Note or any other modification, amendment or forbearance made by agreement with any person now or hereafter liable for the payment of this Note shall operate to release, discharge, modify, change or affect the liability of any co-issuer, endorser, guarantor or any other person with regard to this Note or any Note Document, either in part or in whole. No failure on the part of Agent or Holder to exercise any right or remedy hereunder or under any Note Document, whether before or after the occurrence of a Default, shall constitute a waiver thereof, and no waiver of any past default shall constitute a waiver of any future Default or of any other Default. No failure to accelerate the debt evidenced hereby by reason of an Event of Default hereunder or acceptance of a past due installment, or indulgence granted from time to time shall be construed to be a waiver of the right to insist upon prompt payment thereafter, or to impose late payment charges, or shall be deemed to be a novation of this Note or any reinstatement of the debt evidenced hereby, or a waiver of such right of acceleration or any other right, or be construed so as to preclude the exercise of any right which Agent or Holder hereof may have, whether by the laws of the State of New York, by agreement or otherwise, and none of the foregoing shall operate to release, change or affect the liability of Issuer or any Note Party under this Note, and Issuer and each Note Party hereby expressly waives (to the extent allowed by law) the benefit of any statute or rule of law or equity which would produce a result contrary to or in conflict with the foregoing.

17.            Agent.

17.1.            Appointment; Authorization. Each Note Holder hereby irrevocably appoints, designates and authorizes Agent to take such action on its behalf under the provisions of this Note Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of the Note Documents, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in the Note Document, Agent shall not have any duty or responsibility except those expressly set forth herein, nor shall Agent have or be deemed to have any fiduciary relationship with any Note Holder, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into any Note Document or otherwise exist against Agent.

17.2.            Delegation of Duties. Agent may execute any of its duties under any Note Document by or through agents, employees or attorneys in fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Agent shall not be responsible for the negligence or misconduct of any agent or attorney in fact that it selects with reasonable care. Without limiting the generality of the powers of Agent, as set forth above, Agent is hereby authorized to act as collateral agent for each Note Holder pursuant to each of the Note Documents. In such capacity, Agent has the right to exercise all rights and remedies available under the Note Documents, the Uniform Commercial Code and other applicable law, which rights and remedies shall include, in the event of a foreclosure by Agent on any portion of the Collateral, whether pursuant to a public or private sale, the right of Agent, as agent for all Note Holders, to be, or form an acquisition entity to be, the purchaser of any or all of such Collateral at any such sale. Agent, as agent for all Note Holders, shall be entitled at any such sale to offset any of the Obligations against the purchase price payable by Agent (or such acquisition entity) at such sale or to otherwise consent to a reduction of the Obligations as consideration to the applicable Note Party in connection with such sale. Agent shall have the authority to take such other actions as it may deem necessary or desirable, to consummate a sale of the type described in the immediately preceding sentences. Agent shall have the authority to accept non-cash consideration in connection with the sale or other disposition of the Collateral, whether the purchaser is Agent, an entity formed by Agent as described above or any other Person. Without limiting the generality of the powers of Agent, as set forth above, in the context of any bankruptcy or other insolvency proceeding involving any Note Party, Agent is hereby authorized to: (i) file proofs of claim and other documents on behalf of the Note Holders, (ii) object or consent to the use of cash collateral, (iii) object or consent to any proposed debtor-in-possession financing, whether provided by one or more of the Note Holders or any other Person and whether secured by Liens with priority over the Liens securing the Obligations or otherwise, (iv) object or consent to any sale of Collateral, including sales for non-cash consideration in satisfaction of a portion of the Obligations, as may be agreed to by Required Note Holders on behalf of all Note Holders, (v) to be, or form an acquisition entity to be, the purchaser of any or all of such Collateral at any such sale under clause (iv) and to offset any of the Obligations against the purchase price payable by Agent (or such acquisition entity) at such sale or to otherwise consent to a reduction of the Obligations as consideration to the applicable Note Party in connection with such sale, and (vi) seek, object or consent to any Note Party’s provision of adequate protection of the interests of Agent and/or the Note Holders in the Collateral.

17.3.            Limited Liability. None of Agent or any of its directors, officers, employees or agents shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Note or any other Note Document or the transactions contemplated hereby or thereby (except to the extent resulting from its own gross negligence or willful misconduct as finally determined by a court of competent jurisdiction), or (b) be responsible in any manner to any Note Holder for any recital, statement, representation or warranty made by any Note Party or Affiliate of any Note Party, or any officer thereof, contained in this Note or in any other Note Document, or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, this Note or any other Note Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Note or any other Note Document (or the creation, perfection or priority of any Lien or security interest therein), or for any failure of any Note Party or any other party to any Note Document to perform its obligations hereunder or thereunder. Agent shall not be under any obligation to any Note Holder to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Note or any other Note Document, or to inspect the properties, books or records of any Note Party or Affiliate of any Note Party.

17.4.            Reliance. Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Note Party), independent accountants and other experts selected by Agent. Agent shall be fully justified in failing or refusing to take any action under this Note or any other Note Document unless it shall first receive such advice or concurrence of Required Note Holders (or all Note Holders if expressly required hereunder) as it deems appropriate and, if it so requests, confirmation from Note Holders of their obligation to indemnify Agent against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Note or any other Note Document in accordance with a request or consent of Required Note Holders (or all Note Holders if expressly required hereunder) and such request and any action taken or failure to act pursuant thereto shall be binding upon each Note Holder.

17.5.            Notice of Default. Agent shall not be deemed to have knowledge or notice of the occurrence of any Event of Default or Default except with respect to defaults in the payment of principal, interest and fees required to be paid to Agent for the account of Note Holders, unless Agent shall have received written notice from a Note Holder or Issuer referring to this Note, describing such Event of Default or Default and stating that such notice is a “notice of default”. Agent will notify Note Holders of its receipt of any such notice or any such default in the payment of principal, interest and fees required to be paid to Agent for the account of Note Holders. Agent may (but shall not be obligated to) take any action, or refrain from taking such action, with respect to any Event of Default or Default as it shall deem advisable or in the best interest of the Note Holders.

17.6.            Credit Decision. Each Note Holder acknowledges that Agent has not made any representation or warranty to it, and that no act by Agent hereafter taken, including any review of the affairs of the Issuer and the other Note Parties, shall be deemed to constitute any representation or warranty by Agent to any Note Holder. Each Note Holder represents to Agent that it has, independently and without reliance upon Agent and based on such documents and information as it has deemed appropriate, made its own appraisal of an investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Issuer and the other Note Parties, and made its own decision to enter into this Note and to extend credit to the Issuer hereunder. Each Note Holder also represents that it will, independently and without reliance upon Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Note and the other Note Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Note Parties. Except for notices, reports and other documents expressly herein required to be furnished to Note Holders by Agent, Agent shall not have any duty or responsibility to provide any Note Holder with any credit or other information concerning the business, prospects, operations, property, financial or other condition or creditworthiness of any Note Party which may come into the possession of Agent.

17.7.            Indemnification. Whether or not the transactions contemplated hereby are consummated, each Note Holder shall indemnify upon demand Agent and its directors, officers, employees and agents (to the extent not reimbursed by or on behalf of the Issuer and without limiting the obligation of the Issuer to do so), based on such Note Holder’s pro rata share, from and against any and all actions, causes of action, suits, losses, liabilities, damages and expenses, including legal costs, except to the extent any thereof result from the applicable Person’s own gross negligence or willful misconduct, as determined by a court of competent jurisdiction. Without limitation of the foregoing, each Note Holder shall reimburse Agent upon demand for its ratable share of any costs or out of pocket expenses (including legal costs) incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Note, any other Note Document, or any document contemplated by or referred to herein, to the extent that Agent is not reimbursed for such expenses by or on behalf of the Issuer. The undertaking in this Section 17.7 shall survive repayment of the Loans and other Obligations, cancellation of the Note Documents, any foreclosure under, or modification, release or discharge of, any or all of the Note Documents, termination of this Note and the resignation or replacement of Agent.

17.8.            Successor Agent. Agent may resign as Agent at any time. Upon notice that Agent shall resign under this Note, Required Note Holders shall appoint from among Note Holders a successor agent for Note Holders. If no successor agent is appointed prior to the effective date of the resignation of Agent, Agent may appoint a successor agent. Upon the acceptance of its appointment as successor agent hereunder, such successor agent shall succeed to all the rights, powers and duties of the retiring or removed Agent and the term “Agent” shall mean such successor agent, and the retiring or removed Agent’s appointment, powers and duties as Agent shall be terminated. After any Agent’s resignation or removal hereunder as Agent, the provisions of this Section 17.8 and Sections 19 and 20 shall continue to inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Note. If no successor agent has accepted appointment as Agent by the date of a retiring Agent’s resignation, the retiring Agent’s resignation shall nevertheless thereupon become effective and Note Holders shall perform all of the duties of Agent hereunder until such time, if any, as the Required Note Holders appoint a successor agent as provided for above.

17.9.            Collateral and Guarantee Matters. Note Holders consent and irrevocably authorize Agent, at its option and in its discretion, (a) to release any Lien granted to or held by Agent under any Note Document; (b) to release any party from its guaranty under the Guarantee and Collateral Agreement; or (c) to subordinate its interest in any Collateral to any holder of a Lien on such Collateral. Upon request by Agent at any time, Note Holders will confirm in writing Agent’s authority to release, or subordinate its interest in, particular types or items of Collateral pursuant to this Section 17.10.

17.10.            Subordinated Debt. Each Note Holder hereby irrevocably appoints, designates and authorizes Agent to enter into any subordination or intercreditor agreement pertaining to any subordinated debt, on its behalf and to take such action on its behalf under the provisions of any such agreement (subject to the last sentence of this Section 17.10). Each Note Holder further agrees to be bound by the terms and conditions of any subordination or intercreditor agreement pertaining to any subordinated debt. Each Note Holder hereby authorizes Agent to issue blockage notices in connection with any subordinated debt.

17.11.            Actions in Concert. For the sake of clarity, each Note Holder hereby agrees with each other Note Holder that no Note Holder shall take any action to protect or enforce its rights arising out of any Note Document (including exercising any rights of setoff) without first obtaining the prior written consent of Agent, it being the intent of Note Holders that any such action to protect or enforce rights under this Note, the Notes and the other Note Documents shall be taken in concert and at the direction or with the consent of Agent.

18.            Nature of Remedies. All Obligations of the Issuer, Note Parties and rights of Agent and Note Holders expressed herein or in any other Note Document shall be in addition to and not in limitation of those provided by applicable law. No failure to exercise and no delay in exercising, on the part of Agent or any Note Holder, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

19.            Fees & Expenses. Issuer and each Note Party hereby agrees to pay or reimburse Agent, Holder and Runa for all out-of-pocket costs and expenses incurred in connection with the preparation, negotiation, execution, consummation, administration, modification and enforcement of the Note Documents, including without limitation all legal fees and expenses and other disbursements and charges. All amounts due under this Section 19 shall be paid within five (5) Business Days after written demand therefor and shall accrue interest at the rate set forth in Section 2 thereafter. The agreements in this Section 19 shall survive termination, satisfaction, repayment or discharge of this Notes and all related Obligations. Outstanding out-of-pocket costs and expenses of Holder, Agent and Runa shall be paid on the first Advance Date.

20.            Indemnification by Issuer. Issuer and Note Parties hereby indemnify and hold harmless Agent, each Note Holder, Runa, each Related Person of the foregoing and each of their affiliates, partners, members, directors, managers, officers, employees, agents, attorneys-in-fact, trustees, advisors and other representatives, and any successor or assign thereof (collectively, the “Indemnitees”) from and against any and all liabilities, actual losses, damages, claims, fees and expenses of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted or awarded against any such Indemnitee in any way relating to or arising out of or in connection with or by reason of, or any actual or prospective claim, litigation, investigation or proceeding in any way relating to, arising out of, in connection with or by reason of, any of the following, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding): (a) the execution, delivery, enforcement, performance or administration of the Note Documents or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby or (b) any use or proposed use of the proceeds of the Note; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, disbursements, fees or expenses are determined by a court of competent jurisdiction in a final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee. No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained from Issuer in connection with the Note Documents nor shall any Indemnitee or have any liability for any special, punitive, indirect or consequential damages relating to the Note Documents or any documents related thereto or arising out of its activities in connection herewith or therewith (whether before or after the hereof). In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 20 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by Issuer or any other person, entity or governmental organization and whether or not any Indemnitee is otherwise a party thereto. Should any investigation, litigation or proceeding be settled, or if there is a judgment against an Indemnitee in any such investigation, litigation or proceeding, Issuer shall indemnify and hold harmless each Indemnitee in the manner set forth above. All amounts due under this Section 20 shall be paid within five (5) Business Days after written demand therefor and shall accrue interest at the rate set forth in Section 2 thereafter. The agreements in this Section 20 shall survive termination, satisfaction, repayment or discharge of the Note Documents and all related Obligations.

21.            Waivers. Issuer and each Note Party, for itself and its successors and assigns, hereby forever waives presentment, protest and demand, notice of protest, demand, dishonor and non-payment of this Note, and all other notices in connection with the delivery, acceptance, performance, default or enforcement of the payment of this Note, and waives and renounces (to the extent allowed by law), all rights to the benefits of any statute of limitations and any moratorium, appraisement, and exemption now allowed or which may hereby be provided by any federal or state statute or decisions against the enforcement and collection of the obligations evidenced by this Note and any and all amendments, substitutions, extensions, renewals, increases, and modifications hereof. Issuer and each Note Party expressly agrees that this Note may be extended or subordinated, by forbearance or otherwise, from time to time, without in any way affecting the liability of Issuer or such Note Party. No consent or waiver by Agent with respect to any action or failure to act which without such consent or waiver would constitute a breach of any provision of this Note shall be valid or binding unless in writing signed by Agent and then only to the extent expressly specified therein. Neither the failure nor any delay in exercising any right, power or privilege under this Note or any Note Document, at law or equity, or otherwise available agreement, will operate as a waiver of such right, power or privilege and no single or partial exercise of any such right, power or privilege by Agent will preclude any other or further exercise of such right, power or privilege.

22.            Notices. Any notices required or permitted to be given under the terms of this Note shall be sent or delivered personally or by courier (including a recognized, receipted overnight delivery service) or by email (with a copy sent by a recognized, receipted overnight delivery service) and shall be effective upon receipt, if delivered personally or by courier (including a recognized overnight delivery service) or by email when sent, in each case addressed to Issuer (on behalf of the Note Parties) or Agent (on behalf of the Note Holders). The addresses for such communications shall be:

If to Issuer or any Note Party:

MariaDB plc
699 Veterans Blvd
Redwood City, California 94063

If to Agent or Holder:

RP VENTURES LLC
c/o Runa Capital, Inc.
459 Hamilton Ave, Ste. 306
Palo Alto, CA 94301
Attention: Murat Akuyev, General Counsel
Email: murat@runacap.com
Telephone: 646.629.9838

With a copy (which shall not constitute notice) to:

McDermott Will & Emery LLP
200 Clarendon Street, Floor 58
Boston, MA 02116-5021
Attention: Kevin J. Sullivan
Email ksullivan@mwe.com
Telephone: 617.535.4155

Issuer or Agent shall provide notice to the other of any change in its address.

23.            Usury. All terms, conditions and agreements herein are expressly limited so that in no contingency or event whatsoever, whether by acceleration of maturity of the unpaid principal balance hereof, or otherwise, shall the amount paid or agreed to be paid to Agent on behalf of Holder for the use, forbearance or detention of the money advanced hereunder exceed the highest lawful rate permissible under applicable laws. If, from any circumstances whatsoever, fulfillment of any provision hereof shall involve transcending the limit of validity prescribed by law which a court of competent jurisdiction, in a final determination may deem applicable hereto, then ipso facto, the obligation to be fulfilled shall be reduced to the limit of such validity, and if under any circumstances Agent or Holder shall ever receive as interest an amount which would exceed the highest lawful rate, such amount which would be excessive interest shall be applied to reduction of the unpaid principal balance due hereunder and not to the payment of interest.

24.            Severability; Invalidity. Issuer, the Note Parties, Agent and Holder intend and believe that each provision in this Note comports with all applicable local, state and federal laws and judicial decisions. However, if any provisions, provision, or portion of any provision in this Note is found by a court of competent jurisdiction to be in violation of any applicable local, state or federal ordinance, statute, law, or administrative or judicial decision, or public policy, including applicable usury laws, and if such court would declare such portion, provision or provisions of this Note to be illegal, invalid, unlawful, void or unenforceable as written, then it is the intent of all parties hereto that such portion, provision or provisions shall be given force and effect to the fullest possible extent they are legal, valid and enforceable, and the remainder of this Note shall be construed as if such illegal, invalid, unlawful, void or unenforceable portion, provision or provisions were severable and not contained herein, and the rights, obligations and interest of Issuer, the Note Parties, Agent and Holder under the remainder of this Note shall continue in full force and effect.

25.            No Strict Construction. The language used in this Note shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

26.            Assignments and Participations; Third Party Beneficiaries. This Note will be binding upon and inure to the benefit of each of the parties hereto and their respective successors and assigns. Neither the Issuer, nor any Note Party may not transfer, assign or delegate any of its rights or obligations hereunder without the prior written consent of Agent. Agent and Note Holders shall have the right, without the consent of Issuer, to assign, participate or transfer, in whole or in part, its rights and interests in and to this Note and, as used herein, the term “Agent” and “Note Holders” shall mean and include such successors and assigns. This Note shall accrue to the benefit of Holder and its successors and assigns and shall be binding upon the undersigned and its successors and assigns. No Person other than (i) the parties hereto, (ii) Runa and (iii) in the case of Sections 37 and 38 hereof, the Releasees, shall have any rights hereunder or be entitled to rely on this Note and all third-party beneficiary rights (other than the rights of (i) Runa and (ii) the Releasees under Sections 37 and 38) are hereby expressly disclaimed.

27.            Amendment; Waivers. The provisions of this Note may be amended only by a written instrument signed by Issuer, the Note Parties, Holder and Agent. Notwithstanding anything to the contrary, the Agent may waive compliance with any term or condition in this Note and the other Note Documents, including without limitation each of the other Notes, on behalf of each Note Holder and without the consent of such Note Holder, in each case, in Agent’s sole discretion.

28.            Governing Law. THIS NOTE AND EACH NOTE SHALL BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES.

29.            Forum Selection; Jurisdiction. ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS NOTE OR ANY OTHER NOTE DOCUMENT, SHALL BE BROUGHT AND MAINTAINED EXCLUSIVELY IN THE COURTS OF THE STATE OF NEW YORK LOCATED IN THE CITY OF NEW YORK, NEW YORK COUNTY, OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK; PROVIDED THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT AGENT’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. EACH PARTY HERETO HEREBY EXPRESSLY AND IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT REFERRED TO ABOVE FOR THE PURPOSE OF ANY SUCH LITIGATION AS SET FORTH ABOVE. EACH PARTY HERETO FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF NEW YORK. EACH PARTY HERETO HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

30.            Waiver of Jury Trial. ISSUER AND EACH NOTE PARTY HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS NOTE OR ANY OTHER NOTE DOCUMENT AND ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR THEREWITH OR ARISING FROM ANY FINANCING RELATIONSHIP EXISTING IN CONNECTION WITH ANY OF THE FOREGOING, AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

31.            No Fiduciary Duties; No Consequential Damages. The relationship between the Issuer on the one hand and Note Holders on the other hand shall be solely that of issuer and note holder. Neither Agent nor any Note Holder shall have any fiduciary responsibility to Issuer or any Note Party. Neither Agent nor any Note Holder undertakes any responsibility to Issuer or any Note Party to review or inform Issuer or any Note Party of any matter in connection with any phase of any Issuer’s or any Note Party’s business or operations. None of the Agent, Note Holders, the Note Parties, any of their respective Affiliates or the managers, members, employees, officers, directors, trustees, partners, equity owners, agents, advisors, representatives, accountants, attorneys, successors, assigns or Affiliates of any of the foregoing shall have any liability with respect to, and each party hereby waives, releases and agrees not to sue for, any special, indirect, punitive or consequential damages or liabilities (provided, that the foregoing shall not limit the indemnification obligations of the Note Parties under Section 37).

32.            Marshaling; Payments Set Aside. Neither Agent nor any Note Holder shall be under any obligation to marshal any assets in favor of any Issuer or any other Person or against or in payment of any or all of the Obligations. To the extent that Issuer or any Note Party makes a payment or payments to Agent or any Note Holder, or Agent or any Note Holder enforces its Liens or exercises its rights of set-off, and such payment or payments or the proceeds of such enforcement or set-off or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Agent or any Note Holder in its discretion) to be repaid to a trustee, receiver or any other party in connection with any bankruptcy, insolvency or similar proceeding, or otherwise, then (a) to the extent of such recovery, the obligation hereunder or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred and (b) each Note Holder severally agrees to pay to Agent upon demand its ratable share of the total amount so recovered from or repaid by Agent to the extent paid to such Note Holder.

33.            Captions. Captions used in this Note are for convenience only and shall not affect the construction of this Note.

34.            Counterparts. This Note may be executed in any number of counterparts and by the different parties hereto on separate counterparts and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Agreement. Receipt by telecopy of any executed signature page to this Note or any other Note Document shall constitute effective delivery of such signature page. This Note and the other Note Documents to the extent signed and delivered by means of a facsimile machine or other electronic transmission (including “pdf”), shall be treated in all manner and respects and for all purposes as an original agreement or amendment and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such other Note Document shall raise the use of a facsimile machine or other electronic transmission to deliver a signature or the fact that any signature or agreement or amendment was transmitted or communicated through the use of a facsimile machine or other electronic transmission as a defense to the formation or enforceability of a contract and each such party forever waives any such defense.

35.            Entire Agreement. This Note, together with the other Note Documents, embodies the entire agreement and understanding among the parties hereto and thereto and supersedes all prior or contemporaneous agreements and understandings of such Persons, verbal or written, relating to the subject matter hereof and thereof.

36.            Survival of Representations, Warranties and Covenants. All representations, warranties, covenants and releases of the Note Parties made in this Note or any other Notes Document shall survive the execution and delivery of this Note and the other Note Documents and no investigation by Agent or any Note Holder, or any closing, will affect the representations and warranties or the right of Agent and Note Holders to rely upon them.

37.            Release. In consideration of the agreements of Agent and Note Holders contained herein and in the other Notes Documents, for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Note Party, on behalf of itself and its successors and assigns, and (to the extent within its authority) its present and former members, managers, shareholders, affiliates, subsidiaries, divisions, predecessors, directors, officers, attorneys, employees, agents, legal representatives and other representatives (each Note Party and all such other Persons being hereinafter referred to collectively as the “Releasing Parties” and individually as a “Releasing Party”), hereby absolutely, unconditionally and irrevocably releases, remises and forever discharges Agent, each Note Holder, Runa and each of their respective successors and assigns, and their respective present and former shareholders, members, managers, affiliates, subsidiaries, divisions, predecessors, directors, officers, attorneys, employees, agents, legal representatives and other representatives (Agent, Note Holders, Runa and all such other Persons being hereinafter referred to collectively as the “Releasees” and individually as a “Releasee”), of and from any and all demands, actions, causes of action, suits, damages and any and all other claims, counterclaims, defenses, rights of set off, demands and liabilities whatsoever relating to facts currently in existence (individually, a “Claim” and collectively, “Claims”) of every kind and nature, known or unknown, suspected or unsuspected, at law or in equity, which any Releasing Party or any of its successors, assigns, or other legal representatives may now or hereafter own, hold, have or claim to have against the Releasees or any of them for, upon, or by reason of any circumstance, action, cause or thing whatsoever which arises at any time on or prior to the date of this Note, including, without limitation, for or on account of, or in relation to, or in any way in connection with this Note, any of the other Notes Documents or any of the transactions hereunder or thereunder. Releasing Parties hereby represent to the Releasees that they have not assigned or transferred any interest in any Claims against any Releasee prior to the date hereof. Each Note Party understands, acknowledges and agrees that the release set forth above may be pleaded as a full and complete defense to any Claim and may be used as a basis for an injunction against any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the provisions of such release. Each Note Party agrees that no fact, event, circumstance, evidence or transaction which could now be asserted or which may hereafter be discovered will affect in any manner the final, absolute and unconditional nature of the release set forth above.

38.            Covenant Not to Sue. Each Releasing Party hereby absolutely, unconditionally and irrevocably covenants and agrees with and in favor of each Releasee that it will not sue (at law, in equity, in any regulatory proceeding or otherwise) any Releasee on the basis of any Claim released, remised and discharged by any Releasing Party pursuant to Section 37 above. If any Releasing Party violates the foregoing covenant, each Note Party, for itself and its successors and assigns, and its present and former members, managers, shareholders, affiliates, subsidiaries, divisions, predecessors, directors, officers, attorneys, employees, agents, legal representatives and other representatives, agrees to pay, in addition to such other damages as any Releasee may sustain as a result of such violation, all attorneys' fees and costs incurred by any Releasee as a result of such violation.

39.            Reviewed by Attorneys. Each Note Party represents and warrants to Agent and Holder that it (a) understands fully the terms of this Note and the consequences of the execution and delivery of this Note, (b) has been afforded an opportunity to discuss this Note with, and have this Note reviewed by, such attorneys and other persons as such Note Party may wish, and (c) has entered into this Note and executed and delivered all documents in connection herewith of its own free will and accord and without threat, duress or other coercion of any kind by any Person. The parties hereto acknowledge and agree that neither this Note nor the other documents executed pursuant hereto will be construed more favorably in favor of one than the other based upon which party drafted the same, it being acknowledged that all parties hereto contributed substantially to the negotiation and preparation of this Note and the other documents executed pursuant hereto or in connection herewith.

40.            Interpretation. In the case of this Note and each other Notes Document, (a) the meanings of defined terms are equally applicable to the singular and plural forms of the defined terms; (b) Annex, Exhibit, Schedule and Section references are to such Notes Document unless otherwise specified; (c) the term “including” is not limiting and means “including but not limited to”; (d) in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including”; (e) unless otherwise expressly provided in such Notes Document, (i) references to agreements and other contractual instruments shall be deemed to include all subsequent amendments, restatements and other modifications thereto, but only to the extent such amendments, restatements and other modifications are not prohibited by the terms of any Notes Document, and (ii) references to any statute or regulation shall be construed as including all statutory and regulatory provisions amending, replacing, supplementing or interpreting such statute or regulation; (f) this Note and the other Notes Documents may use several different limitations, tests or measurements to regulate the same or similar matters, all of which are cumulative and each shall be performed in accordance with its terms; (g) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns; (h) all references to “knowledge” or “awareness” of any Note Party means the actual knowledge of an officer of such Note Party and (i) the terms listed below relating to Ireland and Irish law shall have the meaning specified below:

40.1.            “Dissolution” of an Irish Note Party includes such entity being struck off the Register of Companies in Ireland.

40.2.            “Enforcing” (or any derivation) the collateral includes the appointment of an administrator, examiner, receiver or process adviser (or any analogous officer in any jurisdiction) to or in respect of an Irish Note Party, any assets of an Irish Note Party, the shares in an Irish Note Party or any assets secured under any security agreement governed by the laws of Ireland by the Administrative Agent.

40.3.            An “examiner” means an examiner (including any interim examiner) appointed under section 509 of the Irish Companies Act and examinership shall be construed accordingly.

40.4.            A “process adviser” means a person appointed or acting as a process adviser within the meaning of section 558A(1) of the Irish Companies Act.

40.5.            A “rescue process” means the rescue process for small and micro companies contemplated by Part 10A of the Irish Companies Act.

40.6.            A person being “unable to pay its debts” includes that person being unable to pay its debts within the meaning of section 509(3) and section 570 of the Irish Companies Act.

40.7.            Any references to “Ireland” exclude Northern Ireland.

41.            Additional Definitions. When used herein the following terms shall have the following meanings:

41.1.            “Affiliate” of any Person means (a) any other Person which, directly or indirectly, controls or is controlled by or is under common control with such Person, (b) any officer or director of such Person and (c) with respect to any Note Holder, Runa any entity administered or managed by such Note Holder or Runa or an Affiliate or investment advisor thereof which is engaged in making, purchasing, holding or otherwise investing in commercial loans. A Person shall be deemed to be “controlled by” any other Person if such Person possesses, directly or indirectly, power to vote 10% or more of the securities (on a fully diluted basis) having ordinary voting power for the election of directors or managers or power to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

41.2.            “Agent” means RP VENTURES LLC, a Delaware limited liability company, in its capacity as administrative agent for the Note Holders under the Notes Documents and any successor thereto in such capacity as permitted hereunder.

41.3.            “Business Day” means any day on which commercial banks are open for commercial banking business in New York, New York.

41.4.            “Closing Date” means October 10 2023.

41.5.            “Collateral” has the meaning set forth in the Guarantee and Collateral Agreement.

41.6.            “Control Agreement” means a tri-party account control agreement by and among the applicable Note Party, Agent and the depository intermediary in form and substance reasonably satisfactory to Agent and in any event providing to Agent “control” of such deposit account, securities or commodities account within the meaning of Article 9 of the Uniform Commercial Code.

41.7.            “Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.”

41.8.            “EIB Debt” means all Indebtedness or other obligations arising under the EIB Loan Agreement.

41.9.            “EIB Default” means any breach of any documentation relating to the EIB Debt or any demand for repayment of the EIB Debt.

41.10.            “EIB Loan Agreement” means that certain Finance Contract dated as of April 12, 2017 between the European Investment Bank and Issuer (f/k/a MariaDB Corporation Ab), as amended by that certain Amendment No. 1 to Finance Contract dated as of April 26, 2021 between the European Investment Bank and Issuer and as further amended by that certain Amendment No. 2 to Finance Contract dated as of December 22, 2021 between the European Investment Bank and Issuer, in each case, as in effect on the date hereof.

41.11.            “Equity Interests” means, with respect to any Person, all of the shares, interests, rights, participations or other equivalents (however designated) of equity of (or other ownership or profit interests or units in) such Person and all of the warrants, options or other rights for the purchase, acquisition or exchange from such Person of any of the foregoing (including through convertible securities).

41.12.            “GAAP” means generally accepted accounting principles in effect in the United States of America set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination and consistently applied.

41.13.            “Guarantee and Collateral Agreement” means the Guarantee and Collateral Agreement dated as of the date hereof by each Note Party signatory thereto in favor of Agent and Note Holders, as amended, restated, amended and restated, supplemented and/or otherwise modified from time to time.

41.14.            “Guarantor” has the meaning set forth in the Guarantee and Collateral Agreement.

41.15.            “Indebtedness” of Issuer means, (a) all obligations of Issuer for borrowed money or with respect to deposits or advances of any kind, evidenced by bonds, debentures, notes or similar instruments, or other similar debt-like arrangements, (b) the maximum amount of all (i) letters of credit, bankers’ acceptances and bank guaranties and (ii) surety bonds, performance bonds and similar instruments issued or created by or for the account of such person or entity; (c) net obligations under any swap contract; (d) all obligations to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business);(e) indebtedness secured by a Lien on property owned or being purchased by such person or entity (including indebtedness arising under conditional sales or other title retention agreements and mortgage, industrial revenue bond, industrial development bond and similar financings, whether or not such indebtedness shall have been assumed by such person or is limited in recourse); (f) all obligations with respect to capital leases; and (g) all guarantees of such Person in respect of any of the foregoing.

41.16.            “Investment” means, with respect to any Person, (a) the purchase of any debt or Equity Interests of any other Person, (b) the making of any loan or advance to any other Person, (c) becoming obligated with respect to a contingent obligation in respect of obligations of any other Person (other than travel and similar advances to employees in the ordinary course of business) or (d) the making of an acquisition.

41.17.            “Irish Companies Act” means the Companies Act 2014 of Ireland, as amended.

41.18.            “Irish Note Party” means a Note Party incorporated in Ireland.

41.19.            “Lien” means, with respect to any Person, any interest granted by such Person in any real or personal property, asset or other right owned or being purchased or acquired by such Person which secures payment or performance of any obligation and shall include any mortgage, lien, encumbrance, charge or other security interest of any kind, whether arising by contract, as a matter of law, by judicial process or otherwise.

41.20.            “Liquidity” means, on any date of determination, the sum of unrestricted cash held by the Note Parties (i) maintained in one or more deposit, securities, commodity or similar accounts, (ii) subject to a perfected security interest in favor of Agent pursuant to a Control Agreement in favor of Agent (unless such condition is waived by Agent in its sole discretion for any period of time) and (iii) not subject to any Lien other than Liens held by Agent under the Notes Documents.

41.21.            “Margin Stock” means any “margin stock” as defined in Regulation T, U or X of the Board of Governors of the Federal Reserve System or any successor thereto.

41.22.            “Material Adverse Effect” means any material adverse effect shall occur with respect to (a) the validity or enforceability of this Note or under any related documents or the rights, powers and privileges purported to be created hereby or thereby, or (b) the right rights and remedies of the Holder hereunder or under any related documents, (c) the perfection or priority of any Lien purported to be created hereunder or under any related documents, (d) Issuer’s or any of its Subsidiaries’ ability to perform any of its obligations hereunder or under any related documents, or (e) the business, assets, properties, liabilities (actual or contingent), operations or financial condition of Issuer, any Note Party or any of its Subsidiaries.

41.23.            “Notes” means this Note and any other note executed by Issuer in favor of an affiliate of Holder in connection with this Note, if any.

41.24.            “Notes Documents” means the Notes, the Guaranty and Collateral Agreement, any control agreement executed by a Note Party in favor of Agent and any other agreement document executed by a Note Party in connection with the foregoing.

41.25.            “Note Parties” means Issuer and each other Guarantor.

41.26.            “Note Holders” means with respect to any Notes, any Holder thereof (as defined in such Notes).

41.27.            “Obligations” means all liabilities, indebtedness and obligations (monetary (including post-petition interest, costs, fees, expenses and other amounts, whether allowed or not) or otherwise) of any Note Party under this Note, or any other Notes Document, including without limitation each of the other Notes, or any other document or instrument executed in connection herewith or therewith, in each case howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due.

41.28.            “Person” means any natural person, corporation, partnership, trust, limited liability company, association, governmental authority or unit, or any other entity, whether acting in an individual, fiduciary or other capacity.

41.29.            “Related Parties” means, with respect to any Person, such Person’s controlled Affiliates and the partners, members, directors, managers, officers, employees, agents, attorneys-in-fact, trustees and advisors of such Person and of such Person’s controlled Affiliates and any immediate family members of the foregoing.

41.30.            “Required Note Holders” means a majority of the Note Holders holding a majority of the outstanding principal amount of the Obligations.

41.31.            “Responsible Officer” means the chief executive officer or chief financial officer of any Note Party, or any other officer having substantially the same authority and responsibility; or, with respect to compliance with financial covenants or delivery of financial information, the chief financial officer or the treasurer of Issuer, or any other officer having substantially the same authority and responsibility.

41.32.            “Runa” means other than RUNA CAPITAL FUND II, L.P. and its affiliates.

41.33.            “Sanctioned Country” means a country subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treasury.gov/resource-center/sanctions/Programs/Pages/Programs.aspx, or as otherwise published from time to time.

41.34.            “Sanctioned Person” means (a) a Person named on the list of “Specially Designated Nationals and Blocked Persons” maintained by OFAC available at http://www.treasury.gov/resource-center/sanctions/SDN-List/Pages/default.aspx, or as otherwise published from time to time, or (b) (i) an agency of the government of a Sanctioned Country, (ii) an organization controlled by a Sanctioned Country, or (iii) a person resident in a Sanctioned Country, to the extent subject to a sanctions program administered by OFAC.

41.35.            “SEC” means the Securities and Exchange Commission.

41.36.            “Subsidiary” means, with respect to any Person, a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other Equity Interests having ordinary voting power for the election of directors, managers or other governing body are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by a Person, including without limitation Issuer.

41.37.            “Taxes” means present or future income, gross receipts, payroll, social security, excise, stamp, documentary, property or franchise taxes and other taxes, fees, duties, levies, withholdings, fines, penalties, interest, additions to tax or other charges of any nature whatsoever imposed by any taxing authority.

[Remainder Of Page Intentionally Left Blank; Signature Page Follows]

EXECUTED AND DELIVERED as of the first date written above.

ISSUER:	MARIADB PLC

	By:	/s/ Paul O'Brien
	Name:	Paul O'Brien
	Title:	Chief Executive Officer

ACKNOWLEDGED AND AGREED:

GUARANTOR:	MARIADB USA, INC., a Delaware corporation

	By:	/s/ Paul O'Brien
	Name:	Paul O'Brien
	Title:	Chief Executive Officer

[Signature Page to Senior Secured Promissory Note]

ACKNOWLEDGED AND AGREED:

GUARANTOR:	MARIADB CANADA CORP.

	By:	/s/ Paul O'Brien
	Name:	Paul O'Brien
	Title:	Chief Executive Officer

GUARANTOR:	MARIADB UK LTD

	By:	/s/ Conor McCarthy
	Name:	Conor McCarthy
	Title:	CFO

GUARANTOR:	MARIADB BULGARIA EOOD

	By:	/s/ Maria Angelova
	Name:	Maria Angelova
	Title:	Managing Director

[Signature Page to Senior Secured Promissory Note]

ACKNOWLEDGED AND AGREED:

HOLDER:	RP VENTURES LLC

	By:	/s/ Michael Fanfant
	Name:	Michael Fanfant
	Title:	Manager

AGENT:	RP VENTURES LLC

	By:	/s/ Michael Fanfant
	Name:	Michael Fanfant
	Title:	Manager

[Signature Page to Senior Secured Promissory Note]

Exhibit A

[See attached]